Exhibit 2.7

Description of Rights of Securities

Registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares (“ADSs”), each representing six ordinary shares of Jupai Holdings Limited (“Jupai,” “we,” “our,” “our company,” or “us”) are listed and traded on the New York Stock Exchange (“NYSE”) and, in connection therewith, the ordinary shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) the holders of ADSs. The ordinary shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary, and holders of ADSs will not be treated as holders of ordinary shares.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective fourth amended and restated memorandum and articles of association (the “Memorandum and Articles of Association” or “our memorandum and articles of association”), as well as the Companies Law (2020 Revision) of the Cayman Islands (the “Companies Law”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our Registration Statement on Form F-1/A (File No. 333-204950) filed with the SEC on July 7, 2015.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each ordinary share has US$ 0.0005 par value. The number ordinary shares that have been issued as of the last day of the fiscal year ended December 31, 2019 is provided on the cover of the annual report on Form 20-F filed on April 24, 2020 (the “2019 Form 20-F”). Our ordinary shares may be held in either certified or uncertified form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The shareholders of Jupai do not have preemptive right.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

General

Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Voting at any shareholders’ meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the voting share capital of our company present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding not less than a majority of all voting share capital of our company in issue. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders’ meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding not less than ten percent of the issued share capital of our company that carries the right to vote at general meetings. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general shareholders’ meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or consolidate their shares by ordinary resolution.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•                  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•                  the instrument of transfer is in respect of only one class of shares;

•                  the instrument of transfer is properly stamped, if required;

•                  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•                  fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them. We are a “limited liability” company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Issuance of Additional Shares

Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares, without the need for any further approval or authorization from our shareholders.

Our memorandum and articles of association also authorizes our board of directors, without the need for any further approval or authorization from our shareholders, to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•                  the designation of the series;

•                  the number of shares of the series;

•                  the dividend rights, dividend rates, conversion rights, voting rights; and

•                  the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without the need for any further approval or authorization from, or other action by, our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•                  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•                  limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Our board of directors shall give not less than seven calendar days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our memorandum and articles of association allow our shareholders holding not less than ten percent of the issued share capital of our company that carries the right to vote at general meetings, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied or abrogated with the consent in writing of the holders of not less than two thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority thereto or pari passu with such existing class of shares.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•                  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•                  limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the laws of the Cayman Islands which are applicable to the Company, or under the Memorandum and Articles of Association, that require our company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Law is modeled after that of the English companies legislation but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to Delaware corporations and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertakings, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertakings, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies in the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•                  the statutory provisions as to the due majority vote have been met;

•                  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•                  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•                  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90% of the shares affected (within four months), the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a takeover offer is made and accepted, in accordance with the foregoing statutory procedures, the dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•                  a company acts or proposes to act illegally or ultra vires;

•                  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•                  those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The ability of Cayman Islands companies to provide in their articles of association for indemnification of officers and directors is not limited, except that any indemnity would not be effective if it were held by the Cayman Islands courts to be contrary to public policy, which would include any attempt to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide that our directors and officers shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with each of our directors and executive officers that will provide such persons with additional indemnification beyond that provided in the Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company including a duty to act bona fide in the best interests of the company, a duty not to make a personal profit out of his or her position as director (unless the company permits him or her to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the English and commonwealth courts are moving towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Under the Memorandum and Articles of Association, our directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our board of directors at which any such contract or proposed contract or arrangement will be considered and voted upon.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Memorandum and Articles of Association allow any one or more of our shareholders who together hold not less than ten percent of the issued share capital of our company that carries the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board of directors is obliged to convene an extraordinary general meeting and to put the proposals so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders. In addition, a director’s office shall be vacated if the director (i) dies, becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing to the company; or (iv) is removed from office pursuant to any other provisions of the Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of perpetrating a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The Delaware General Corporation Law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under the Companies Law, our company may be wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Memorandum and Articles of Association and as permitted by the Companies Law, if our share capital is divided into more than one class of shares, the rights attaching to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, the Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Anti-takeover Provisions

Some provisions of the Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders and limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by foreign law or by the Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our ordinary shares.

Disclosure of Ownership Threshold

There are no provisions in the Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.

Directors’ Power to Issue Shares

Under the Memorandum and Articles of Association, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Exempted Company.

The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•                  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•                  an exempted company’s register of members is not required to be open to inspection;

•                  an exempted company does not have to hold an annual general meeting;

•                  an exempted company may issue no par value shares;

•                  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•                  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•                  an exempted company may register as a limited duration company; and

•                  an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Changes in Capital (Item 10.B.10 of Form 20-F)

Our shareholders may from time to time by ordinary resolutions:

•                  consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•                  convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•                  subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•                  cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

JPMorgan Chase Bank, N.A., as depositary, registers and delivers the ADSs. Each ADS represents an ownership of six ordinary shares, deposited with a custodian, as agent of the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s office is located at 4 New York Plaza, Floor 12, New York, NY, 10004.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an American Depositary Receipt (“ADR”) holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of the material provisions of the deposit agreement. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. The deposit agreement has been filed with the SEC as an exhibit to a Registration Statement on Form F-1/A (File No. 333-204950)) filed on July 7, 2015. The form of ADR is on file with the SEC (as a prospectus) and was filed on July 16, 2015.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. Cash distributions will be made in U.S. dollars. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•                  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•                  Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•                  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

•                  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•                  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•                  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

•                  Elective Distributions.  In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request.

If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or not reasonably practicable to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•                  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•                  the payment of fees, taxes and similar charges; or

•                  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•                  to receive any distribution on or in respect of shares,

•                  to give instructions for the exercise of voting rights at a meeting of holders of shares,

•                  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•                  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under our currently effective memorandum and articles of association, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•                  a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•                  a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;

•                  a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•                  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•                  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•                  stock transfer or other taxes and other governmental charges;

•                  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•                  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•                  in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•                  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time.The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)         amend the form of ADR;

(2)         distribute additional or amended ADRs;

(3)         distribute cash, securities or other property it has received in connection with such actions;

(4)         sell any securities or property received and distribute the proceeds as cash; or

(5)         none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such shares and the ADR Register, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•                  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•                  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•                  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•                  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•                  it exercises or fails to exercise discretion under the deposit agreement or the ADR including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•                  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;

•                  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•                  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People’s Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary of ADRs. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of shares (a “pre-release”). The depositary may receive ADSs in lieu of shares (which ADSs will promptly be canceled by the depositary upon receipt by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian; (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares; and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•                  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•                  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below; provided however, to the extent there are securities law violation aspects to any claims against the depositary brought by any registered holder of ADRs, the securities law violation aspects to such claims brought by a registered holder of ADRs against the depositary may, at the option of such registered holder of ADRs, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such registerd holder of ADRs against the depositary, including those brought along with, or in addition to, securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.